Exhibit 10.24

ENGAGEMENT AGREEMENT

This AGREEMENT (“Agreement”) is made and entered into this 10th day of July, 2010, but effective as of June 17, 2010, by and among Beard Oil Company (“BOC”), a Delaware corporation whose principal place of business is 301 N.W. 63rd Street, Suite 400, Oklahoma City, OK 73116, Subsurface Minerals Group, LLC (“SMG”), an Oklahoma limited liability company, the additional working interest owners listed on Exhibit A that execute this Agreement, and GT FINANCIAL, INC., a Florida corporation (referred to as “GTF”), whose principal place of business is 999 Brickell Avenue, Suite 401, Miami, FL 33131.

WHEREAS, SMG has invested substantial time and considerable resources in developing a concept and feasibility study of a mechanical/chemical system for production of bromine, as well as other metal compounds and elements from groundwater formation; and

WHEREAS, SMG through BOC will divulge certain aspects to GTF regarding the mechanical system and/or chemical process, location, concept process and/or scale model of the mechanical/chemical process/system specific to production of elemental bromine and bromine compounds and metal using unique feedstock materials located in subterranean water-bearing formations and subterranean brine geochemistry as identified and located in the United States of America; and

WHEREAS, BOC and SMG desire to pursue the development and construction of facilities in order to produce elemental bromine and estimate, based upon third party estimates, that the total funding requirement for the bromine plant (“Plant B”), including a co-generation plant of adequate size to provide power for both the high velocity extraction (“HVE”) project currently underway in the Dilworth Field, a JT plant, and other associated hard costs (see paragraph 6 below) will be approximately eighteen million five hundred thousand dollars and NO/100ths ($18,500,000).

WHEREAS, GTF is an independent contractor with expertise in the capitalization of newly formed businesses, construction, real estate ventures, refinancing of existing businesses and real estate ventures; and

WHEREAS, GTF also has relationships and access to networks of international agents and sophisticated investors who actively participate in the capitalization of newly formed businesses and real estate projects; and

WHEREAS, GTF proposes to provide underwriting, financing and capitalization consulting services to BOC by evaluating the SMG project, preparing a complete development and operational proforma, draft private placement memorandum, which will need to be reviewed and finalized by SMG and by BOC’s counsel, and attract debt/equity participants both from a private and institutional nature; and

WHEREAS, BOC desires to engage the services of GTF for the compensation set forth herein.

Now therefore, in consideration of the mutual promises contained herein, the parties hereby agree to the following terms:

1.	The above recitals are adopted as true and correct.

2.	GTF shall be entitled to compensation for providing capitalization services, consulting, and other services described previously.

3.
All potential capitalization structures recommended by GTF shall be in writing, shall meet both SMG and BOC’s reasonable initial criteria test and shall be otherwise reasonably acceptable to both SMG and BOC.  All relationships initiated by GTF to BOC and SMG shall remain the property of GTF, and therefore GTF shall be compensated separately for any separate transaction executed between the GTF contact and BOC or SMG.

4.
This Agreement represents an exclusive agreement by and between SMG, BOC and GTF as it relates to the construction/development of Plant B.  This means that GTF will act as the sole or exclusive agent that will interface with SMG and BOC for the development of Plant B’s construction/development.  This exclusive Agreement will be in place for a period of 12 months from the date of this signed Agreement.  GTF shall have proprietary protection on all relationships initiated with both SMG and BOC.  Following the exclusive period, GTF shall be entitled to compensation for each and all equity investments made to or through BOC and/or SMG, which are as a result of GTF introductions, for a period of five (5) years from the date hereof; and, GTF shall be entitled to compensation for each and all loans/debt made in association with Plant B, which are as a result of GTF introductions, for a period of three (3) years from the date hereof.  GTF will register all applicable relationships in writing with BOC.

5.
In the event that GTF makes an introduction to another party who has control or ownership of the relationship with a party that makes a capital contribution, it is the expectation of the parties hereto that such party is a representative of the investor and shall be instructed by the parties hereto to seek and expect his or her compensation from the investor.  In the event that GTF employs the services of other agents in its performance hereunder, and in the absence of any alternative arrangement agreed by all parties, GTF shall be solely responsible for any and all compensation to such other agents.  It is reasonable to expect that GTF will use an established network of qualified sub-agents.

6.
The compensation described herein applies to SMG and BOC’s bromine production project located near Blackwell, Oklahoma and identified as the “Dilworth Field” (the “Project”). For underwriting the Project, providing financing and capitalization consulting services to BOC regarding the Project, preparing a complete development and operational proforma for the Project, and drafting the initial private placement memorandum for the Project, which will need to be reviewed and finalized by SMG, and by  BOC’s counsel, GTF shall be compensated fifty-thousand dollars and NO/100s ($50,000)A. Additionally, compensation shall be one hundred dollars and NO/100s ($100.00) plus a fee (as set forth in the fee schedule below) equal to a percentage of the value of the economic contribution by either a lender or investor to the capital structure of the Project. The compensation is paid on the same schedule as the capital is contributed and shall be payable via cashier’s check or federal wire transfer, within 24 hours of BOC’s receipt of clear and unrestricted capital from the relationship initiated by GTF, proportionate to the capital received.  The fee scheduleB is as follows:

a.  For equity, including mezzanine loans, bridge loans, and grants, the fee is two-percentage point (2.00%) of capital received.

b.  For debt, the fee is one-percentage point (1.00%) of capital received.

AGTF agrees to delay $25,000 (the portion due from SMG) of the $50,000 engagement fee until Plant B is funded.  It is understood between the parties that in addition to identifying and funding the total costs of  Plant B, GTF will also be responsible for arranging $500,000 of working capital needed for other engineering costs needed for the total project.  The $500,000 of working capital will be included within the total budget of Plant B and will be funded as part of the Plant B total costs.

BIt is agreed between the Parties that the above fee schedule will not apply to any cash contributions made by the Dilworth Field working interest holders toward the Project.

7.
As GTF pursues and moves toward completing the underwriting of the Project and creating the described documents as well as identifying both debt and equity participants, BOC agrees to reimburse GTF for expenses associated with the Project (“Expenses”) following the execution of this Agreement.  Expenses shall include but not be limited to travel, applicable industry association dues, printing, packaging, and report fees associated with the Project.  All expenses shall be submitted by GTF in writing and approved by BOC in advance; and, expense reimbursement shall not exceed ten-thousand dollars and NO/100s ($10,000) throughout the life of the exclusive period described above.

8.	General Provisions.

a.  Assignability. Except as provided in the following sentence or elsewhere in this Agreement, neither this Agreement nor the rights and obligations of either party pursuant to this Agreement shall be assignable by any party without the prior written consent of the other party.

b.  Integration and Modification. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, undertakings, commitments and practices, whether oral or written. This Agreement cannot be modified or terminated, nor may any of its provisions be waived, except by a written instrument signed by the party (ies) hereto against which enforcement is sought.

c.  Waiver. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or of any other provision of this Agreement.

d.  Notices. Any notice to either party required or permitted pursuant to this Agreement shall be given in writing either by courier or by registered or certified mail, return receipt requested, duly addressed to the party at its address in the signature block at the bottom of this Agreement.  All such notices shall be preceded by a facsimile advance notice to the fax number listed.

e.  Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court or tribunal of competent jurisdiction such nullification shall not have the effect of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

f.  Applicable Law/Venue. This Agreement shall, in all respects, be construed, interpreted and enforced in accordance with and governed by the internal substantive laws of the State of Oklahoma, without regard to choice of law rules thereof. Proper venue for any litigation or arbitration concerning this Agreement shall be in the County of Oklahoma, State of Oklahoma.

g.  Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and any assembly of copies that are separately signed by all parties hereto together shall constitute one and the same instrument complete.

h.  Successors; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties, their successors, permitted assigns, heirs, legatees, executors, administrators and legal representatives ("Successors").

i.  Captions. Headings contained in this Agreement have been inserted for reference purposes only and shall not be considered part of this Agreement in construing this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Beard Oil Company, a Delaware corporation /s/ Herb Mee, Jr.	Notice Info: 301 N.W. 63rd Street, Suite 400 Oklahoma City, OK 73116 Fax: 405-842-9901 email: hmee@beardco.com
Herb Mee, Jr. Title: President

GT Financial, Inc., a Florida corporation /s/ Greg Conner	Notice Info: 999 Brickell Avenue, Suite 401 Miami, FL 33131 Fax: 305-374-6895 email: greg@gtfloans.com
Greg Conner Title: President

Subsurface Minerals Group, LLC, an Oklahoma limited liability company /s/ Scott Small	Notice Info: PO Box 30622 Edmond, OK 73003 email: ssmallcmc@aol.com
Scott Small Title: Manager

Exhibit A

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.  IT IS UNDERSTOOD THAT ANY WORKING INTEREST  OWNER THAT DOES NOT EXECUTE THIS AGREEMENT WILL HAVE NO INTEREST IN THE PROJECT.

RSE Energy, LLC, an Oklahoma limited liability company	Notice Info: 210 North Broadway Ada, Oklahoma 74820 Attention: David Taylor Fax: (580) 559-0809 email: david.taylor@chickasaw.net
David Taylor Title: Manager

True Energy Exploration, LLC, an Oklahoma limited liability company	Notice Info: P,O. Box 2643 Ada, Oklahoma 74821 Attention: Robert R. Cantrell email: bob@bobcantrell.com
Robert R. Cantrell Title: Manager

The Beard Company, an Oklahoma corporation /s/ Herb Mee, Jr.	Notice Info: 301 NW 63rd Street, Suite 400 Oklahoma City, OK 73116 Fax: 405-842-9901 email: hmee@beardco.com
Herb Mee, Jr. Title: President

Anderson Oil, Ltd., a Texas limited liability company	Notice Info: 5005 Woodway, Suite 300 Houston, TX 77056 Fax: (713) 652-9002 email: andersonoil@andersonoilltd.com
Neal Anderson Title: Vice President

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JRC Revocable Trust	Notice Info: Jackie R. Cooper, Trustee 6703 N.W. Grand Blvd. Oklahoma City, OK 73116 Fax: (405) 753-7001 Email: jcooper@cooperbmw.com
Jackie R. Cooper, Title: Trustee

Beard 1988 CRUT. LLC, an Oklahoma limited liability company /s/ W.M. Beard	Notice Info: 301 NW 63rd Street, Suite 400 Oklahoma City, OK 73116 Attention: William M. Beard Fax: 405-842-9901 email: bbeard@beardco.com
W.M. Beard Title: Manager

Salbertson, LLC, a Texas limited liability company	Notice Info: 7423 Azalea Lane Dallas, TX 75230 Fax: (214) 361-6513 email: rebel@rebelcpa.com
Rebel L. Robertson Title: Manager

Hue Green, LLC, an Oklahoma limited liability company /s/ Hue Green	Notice Info: 301 NW 63rd Street, Suite 400 Oklahoma City, OK 73116 Attention: Hue Green Fax: 405-842-9901 email: hgreen@beardco.com
Hue Green Title: Manager

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